UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                               SEC File Number:
                                                               1-13290

                           NOTIFICATION OF LATE FILING

                                                               CUSIP Number:
                                                               84917P10

(Check one:)              { } Form 10-K     { } Form 20-F     { } Form 11-K
                          {X} Form 10-Q     { } Form N-SAR

                  For Period Ended: June 30, 2005

                  { } Transition Report on Form 10-K
                  { } Transition Report on Form 20-F
                  { } Transition Report on Form 11-K
                  { } Transition Report on Form 10-Q
                  { } Transition Report on Form N-SAR

                  For the transition period ended: Not applicable

                  NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

                  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable

PART I - REGISTRANT INFORMATION

                          The Sports Club Company, Inc.
                          ----------------------------
                             Full Name of Registrant

                                 Not applicable
                                 --------------
                            Former Name if Applicable

                     11100 Santa Monica Boulevard, Suite 300
                     ---------------------------------------
            Address of Principal Executive Office (Street and Number)

                              Los Angeles, CA 90025
                              ---------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of the form could not be eliminated without unreasonable effort or expense;

(XX)      (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form  20-F,  Form 11-

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               K or Form  N-SAR,  or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, Form 20-F, Form 11-K, Form 10-Q or Form N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     The registrant has been working diligently to prepare its consolidated financial statements for the quarter ended June 30, 2005 and such consolidated financial statements have been substantially completed. However, due to delays associated with the recent change in the registrant's certifying accountants, comments received after the SEC's review of The Company's December 31, 2003 Form 10-K/A, and to a restatement resulting from the recent pronouncement by the SEC regarding accounting for leases, the above registrant has not finalized its consolidated financial statements and is unable to file its annual report on Form 10-Q for the quarter ended June 30, 2005 within the prescribed period without unreasonable effort or expense.

PART IV - OTHER INFORMATION

                  (1) Name and telephone number of person to contact in regard to this notification.

                  Timothy M. O'Brien                    310-479-5200
                  ------------------                    ------------
                       (Name)                  (Area code) (Telephone Number)

                  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 { } Yes {X } No


The registrant has not yet filed its annual report on Form 10-K for the period ended December 31, 2004 and its quarterly report on Form 10-Q for the period ended March 31, 2005.


                  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 { } Yes {X} No

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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






                          The Sports Club Company, Inc.
                          -----------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2005                           By: /s/  Timothy M. O'Brien
            ---------                               -----------------------
                                                         Timothy M. O'Brien
                                                         Chief Financial Officer


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